                                                                   EXHIBIT 10.24

                                    AGREEMENT

            THIS AGREEMENT, dated as of October 15, 2002 (the "Agreement"), by and between Lipid Sciences, Inc., a Delaware corporation (the "Company"), and Phillip C. Radlick, Ph.D. ("Dr. Radlick").

            WHEREAS, the Company and Dr. Radlick have agreed to Dr. Radlick's resignation effective as of the Resignation Date (as hereinafter defined); and

            WHEREAS, the Company believes that it is in the best interest of the shareholders to have Dr. Radlick perform services for the Company as a consultant following his resignation, and Dr. Radlick has agreed to serve in such capacity; and

            WHEREAS, the parties intend that this Agreement shall set forth the terms of their agreement with respect to the foregoing and that this Agreement shall supercede all prior agreements between the Company and Dr. Radlick, excluding that certain agreement dated as of June 1, 2000 entitled the Employee Confidential Information and Inventions Agreement (the "Confidentiality Agreement") and that certain agreement dated as of November 29, 2001 entitled Indemnification Agreement (the "Indemnification Agreement").

            NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

            1. Resignation. (a) Effective as of the date of this Agreement (the "Resignation Date"), Dr. Radlick hereby resigns from his position as President and Chief Executive Officer of the Company, as a member of the Board of Directors of the Company (the "Board") and from each and every other position as an employee, officer or director of the Company, its subsidiaries or affiliated companies.

            (b) On the Resignation Date, or if the Resignation Date is not a business day, on the business day immediately following the Resignation Date, the Company shall pay to Dr. Radlick an amount equal to $22,295.25, less applicable deductions and withholdings, representing 185.5 hours of vacation that Dr. Radlick has accrued but not used as of the Resignation Date.

            2. Advising Arrangement. Commencing on the Resignation Date and ending on February 28, 2003, or such earlier date as contemplated in Section 5 below (the "Advising Period"), Dr. Radlick shall serve as an advisor, shall make himself available to assist and cooperate with the Company, its subsidiaries and affiliates, in connection with any matters relating to the business or affairs of the Company, its subsidiaries and affiliates, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or arbitration related to the business of the Company, its subsidiaries and affiliates or to Dr. Radlick's services as an officer, director or employee of the Company, its subsidiaries and affiliates. Dr. Radlick shall in good faith provide such assistance and cooperation at such time and place and in such manner as may be requested in good faith from time to time by the Board or a designee thereof; provided, however, that the Company shall use its best efforts to accommodate Dr. Radlick's professional obligations when requesting the assistance and cooperation contemplated by this Section 2. During the Advising Period, Dr. Radlick shall not engage or take part in any activity that is in conflict with any obligations under this Agreement and the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 2, this Agreement shall not preclude Dr. Radlick from performing services for any other entity that is not in conflict with the Confidentiality Agreement.

            3. Independent Contractor. Dr. Radlick acknowledges that during the Advising Period he will be acting as an independent contractor, that he is solely responsible for his actions or inactions, and that nothing in this Agreement shall be construed to create an employment relationship between the Company and Dr. Radlick. During the Advising Period, Dr. Radlick shall not have the authority to enter into contracts or agreements on behalf of the Company or to otherwise create obligations of the Company to third parties. Dr. Radlick shall be responsible for and shall maintain adequate records of expenses he shall incur in the course of performing services during the Advising Period and shall be solely responsible for and shall file on a timely basis tax returns and payments and payments required to be filed with or made to any federal or state or local tax authority with respect to his performance of services during the Advising Period. No federal, state or local income tax of any kind shall be withheld or paid by the Company with respect to any amount paid to Dr. Radlick during the Advising Period. Dr. Radlick agrees that he shall be responsible for payment of all applicable state and federal income and employment taxes, including workers' compensation, disability benefits and unemployment insurance. The Company shall issue Dr. Radlick forms 1099 with respect to payments of the Advising Fees.

            4. Payments and Benefits. In consideration of the foregoing, and Dr. Radlick's execution and delivery of a Release Agreement in the form set forth as Exhibit A hereto (the "Release") on the Resignation Date and Dr. Radlick's execution and delivery of a general release on the last day of the Advising Period (the "Second Release"), the Company shall provide Dr. Radlick with the following payments and benefits:

            (a) Severance Payment. Upon the expiration of the Revocation Period (as defined in the Release), the Company shall pay Dr. Radlick by check a lump sum severance payment equal to $125,000, less applicable deductions and withholdings.

            (b) Advising Fee. Commencing on the first day after the expiration of the Revocation Period (as defined in the Release) continuing through the last day of the Advising Period, the Company shall pay Dr. Radlick an amount equal to $125,000, in equal installments, which shall be payable by check twice monthly on the fifteenth day and the last day of each month during the Advising Period; provided, however, that payment of the last installment of Advising Fees shall be subject to Dr. Radlick's execution and delivery of the Second Release.

            (c) COBRA Costs. In the event Dr. Radlick elects to receive COBRA continuation coverage for medical and dental benefits (the "COBRA Coverage") following the Resignation Date, the Company shall pay the cost of the COBRA Coverage during the Advising Period for Dr. Radlick and the number of dependants with respect to which Dr. Radlick was receiving benefits under the Company's medical and dental plans as of the Resignation Date. The parties acknowledge that Dr. Radlick's previous health care insurer provider, Lifeguard, has recently become insolvent and the healthcare insurer is now Aetna Insurance Company

            (d) Term Life Insurance. The Company shall reimburse Dr. Radlick for the cost of the premium for term life insurance on the life of Dr. Radlick with his wife as named beneficiary for a one-year period immediately following his current life insurance policy that is due to expire on or about November 2002 (the "Current Policy"), in an amount that in no event shall exceed the amount the Company paid on behalf of Dr. Radlick for a one-year period with respect to the Current Policy.

            (e) Expense Advances. During the Advising Period, upon request by Dr. Radlick, the Company shall advance all expenses that the Company requests Dr. Radlick to incur in the course of providing services as a Consultant.

            5. Early Termination of Advising Period. Any other provision of this Agreement to the contrary notwithstanding, in the event that the Board in good faith finds that (i) Dr. Radlick breached in any material respect the terms and conditions of this Agreement or the terms of the Release, (ii) in the course of the performance of his duties with the Company prior to the Resignation Date, Dr. Radlick committed gross negligence, committed an intentional act of fraud, embezzlement, theft, or other material dishonest act or engaged in willful misconduct with respect to the Company, or (iii) in the course of the performance of his duties to the Company during the Advising Period, Dr. Radlick committed gross negligence, committed an intentional act of fraud, embezzlement, theft or a material dishonest act or engages in willful misconduct with respect to the Company, the Advising Period shall be immediately terminated, Dr. Radlick's status as a consultant of the Company shall be immediately terminated and Dr. Radlick shall not be entitled to any further payments hereunder.

            6. No Other Payments or Benefits. Except as otherwise expressly provided in this Agreement or as required by applicable law, Dr. Radlick acknowledges and agrees that he is not entitled to any payment, compensation or benefits (whether statutorily or otherwise) from the Company in connection with this Agreement or with his termination of his employment with the Company and that, except as expressly set forth herein, he is not entitled to any severance or similar benefits under any agreement, plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company.

            7. Non-Disparagement. Dr. Radlick shall not, nor shall he cause another person to, directly or indirectly, make any statement that disparages or is derogatory of the Company or its subsidiaries and affiliates and any of their respective directors or officers in any communications with any person. The Company shall not, nor shall it cause another person to, directly or indirectly, make any statement that disparages or is derogatory of Dr. Radlick in any communications with any person.

            8. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any of the provisions contained in this Agreement shall be determined by a court of competent jurisdiction or an arbitration to be excessively broad as to duration, activity, geographic application or subject matter, such provision shall be construed, by limiting or reducing it to the extent legally permitted, so as to make such provision enforceable to the extent compatible with then-applicable law.

            9. Cooperation. Dr. Radlick agrees that, during the twelve-month period immediately following the last day of the Advising Period, he shall in good faith make himself available to assist and cooperate with the Company, its subsidiaries and affiliates, in connection with any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or arbitration related to the business of the Company, its subsidiaries and affiliates or to Dr. Radlick's services as an officer, director or employee of the Company, its subsidiaries and affiliates. Dr. Radlick shall provide such assistance and cooperation at such time and place and in such manner as may be requested in good faith from time to time, provided that the Company shall use its best efforts to accommodate Dr. Radlick's professional obligations when scheduling appearances contemplated by this Section 9. The Company shall pay Dr. Radlick a per diem fee based on the higher of his then-current annual salary or his annual salary in effect on the Resignation Date in the event compliance with this Section 9 requires Dr. Radlick to spend a substantial amount of time and the Company shall advance all expenses that the Company requests Dr. Radlick to incur in connection with complying with this
Section 9.

            10. Notices. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be sent by messenger, overnight courier, certified or registered mail, postage prepaid and return receipt requested, by first-class mail, postage prepaid (when mailed first class to the address set forth below), or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

      If to the Company:         Lipid Sciences, Inc.
                                 7068 Koll Center Parkway, Suite 401
                                 Pleasanton, CA 94566
                                 Facsimile: (925) 249-4040
                                 Attn: Barry Michaels

                                 With a copy to:

                                 Shearman & Sterling
                                 1080 Marsh Road
                                 Menlo Park, CA 94025-1022
                                 Facsimile: (650) 838-3699
                                 Attn: James B. Bucher, Esq.

      If to Dr. Radlick:         Phillip C. Radlick, Ph.D.
                                 1022 McCauley Road
                                 Danville, CA 94526
                                 Facsimile: (925) 820-9623

            Notices, demands and other communications shall be deemed given on delivery thereof, or in the case of delivery by first-class mail, notice shall be effective five days after deposit in a U.S. Postal Service office or mailbox.

            11. Restrictive Covenants. (a) No Interference. During the Advising Period and for one year thereafter, Dr. Radlick shall not, either himself or through any agent, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, intentionally solicit, endeavor to entice away from the Company, its subsidiaries and affiliates, or otherwise interfere with the relationship of the Company, its subsidiaries and affiliates with, any individual who is employed by or otherwise engaged to perform services for the Company, its subsidiaries and affiliates as of the last day of the Advising Period.

            (b) Secrecy. Dr. Radlick recognizes that the services that he has performed for the Company and that are to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment with the Company, he may acquire confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company substantial losses and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Dr. Radlick covenants and agrees with the Company that he will not at any time, except in performance of his obligations hereunder or with the prior written consent of the Company, directly or indirectly disclose to any person any secret or confidential information that he may learn or has learned by reason of his association with the Company. The term "confidential information" means any information not previously disclosed or otherwise available to the public or to the trade with respect to the products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities of the Company, its subsidiaries and affiliates.

            12. Entire Agreement. This Agreement, the Release, the Second Release, the Indemnification Agreement and the Confidentiality Agreement represent the entire agreement of the parties concerning the subject matter of this Agreement and shall supersede any and all previous contracts, arrangements or understandings with respect to such subject matter between the Company and Dr. Radlick.

            13. Amendment. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

            14. Governing Law. The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to principles of conflict of laws.

            15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            16. Acknowledgement. Dr. Radlick has executed this Agreement and the Release having had the benefit of independent legal advice.

            17. Attorneys' Fees. In the event that any action is instituted by any party hereto under this Agreement to enforce or interpret any of the terms hereof, the prevailing party shall be entitled to be paid all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party with respect to such action.

            18. Indemnification. The parties hereto acknowledge that Dr. Radlick will be deemed an agent of the Company for purposes of the Indemnification Agreement to the extent Dr. Radlick is engaged in activities at the request of the Company during the Advising Period and during the period he is providing services to the Company pursuant to Section 9 hereof .

            IN WITNESS WHEREOF, the Company and Dr. Radlick, intending to be legally bound have executed this Agreement on the day and year first above written.

                                        LIPID SCIENCES, INC.

                                        By: /s/ Barry Michaels
                                           -------------------------------------
                                           Name:  Barry Michaels
                                           Title: Chief Financial Officer


                                        PHILLIP C. RADLICK, Ph.D.

                                            /s/ Phillip C. Radlick
                                        ----------------------------------------

                                    EXHIBIT A

                                RELEASE AGREEMENT

            THIS RELEASE AGREEMENT (the "Release") is made as of this October 15, 2002, by and between Phillip C. Radlick, Ph.D. (the "Employee"), and Lipid Sciences, Inc. (the "Company"). In consideration of the mutual agreements set forth below, the Employee and the Company hereby agree as follows:

            1. RELEASE OF CLAIMS AGAINST THE COMPANY: For good and valuable consideration, including the payments and benefits set forth in the Agreement, dated October 15, 2002 (the "Agreement"), of which this Release forms a part, which includes special enhancements to which the Employee would not otherwise be entitled under current company policies, plans, and guidelines, the Employee hereby knowingly, voluntarily, and willingly releases, discharges, and covenants not to sue the Company and its direct and indirect parents, subsidiaries, affiliates and related companies, past and present, as well as each of its and their directors, officers, employees, agents of the foregoing, representatives, advisers, including, members of the Scientific Advisory Board and Viral Advisory Board of the Company, attorneys, trustees, insurers, assigns, successors, and agents, past and present (collectively hereinafter referred to as the "Released Parties"), from and with respect to any and all actions, claims, or lawsuits, whether known or unknown, suspected or unsuspected, in law or in equity, which the Employee, and his heirs, executors, administrators, successors, assigns, dependents, descendants, and attorneys ever had, now have, or hereafter can, shall or may have against the Released Parties, arising out of or in any way relating to the Employee's employment by the Company and its subsidiaries and affiliates, his separation from that employment, including, without limitation, the following:

      a. any and all claims arising out of contract (whether oral or written, express or implied), statute (including, without limitation, the Unfair Dismissals Act 1977-1993, the Redundancy Payments Act 1967-1991, the Minimum Notice and Terms of Employment Acts, 1973-1991, the Organization of Working Time Act 1997, and the Employment Equality Act 1998), common law or otherwise;

      b. any and all claims arising under the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights and Women's Equity Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Occupational Safety and Health Act of 1970, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, the Vocational Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Fair Labor Standards Act and the National Labor Relations Act, as amended, the California Fair Employment and Housing Act, the California Unruh Civil Rights Act, the California Equal Pay Law, any other federal or state anti-discrimination law or any local or municipal ordinance relating to discrimination in employment or human rights and under the common law; or

      c. any and all claims for salary, bonus, severance pay, pension, vacation pay, life insurance, health or medical insurance, or any other fringe benefits, other than the payments and benefits provided for in or in accordance with the Agreement.

The Employee acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this Release or his decision to enter into it. Nevertheless, the Employee hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts and Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

            2. ADEA RELEASE: In recognition of the consideration provided in the Agreement, the Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he may have against the Released Parties arising under the U.S. Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). The Employee acknowledges that he understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.

            By signing this Release, the Employee hereby acknowledges and confirms the following:

                  (a) He is providing the release and discharge set forth in this Section 2 in exchange for consideration in addition to anything of value to which he is already entitled.

                  (b) He was hereby advised by the Company in writing to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to his the terms of this Release including, without limitation, the terms relating to his release of claims arising under ADEA.

                  (c) He has read this Release carefully and completely and understands each of the terms thereof.

                  (d) He is aware that he has twenty-one days in which to consider the terms of this Release, which the Employee has knowingly and voluntarily waived by accepting the terms of the offer as described herein. For a period of seven days following his acceptance hereof, the Employee has the right to revoke the release contained in this
                        Section 2 (the "Revocation Period") commencing immediately following the date he signs and delivers this Release to the Company. The Revocation Period shall expire at 5:00 p.m. E.S.T. on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. on the next succeeding business day. No such revocation by shall be effective unless it is in writing and signed by the Employee and received by the Company prior to the expiration of the Revocation Period. The Employee further understands that this right to revoke the release contained in this Section 2 relates only to this section and does not act as a revocation of any other term of the Agreement and the Release.

            3. CONTINUING OBLIGATIONS: This Release shall not supersede any continuing obligations the Employee has under the terms of the Agreement or the Employee Information and Inventions Agreement dated as of June 1, 2000 between the Company and Dr. Radlick. Both of the parties agree that nothing in this Release shall in any way be construed to affect either party's rights under any applicable indemnification agreement or insurance policy and nothing contained herein shall be interpreted in an applicable manner so as to violate any provision of such agreement or policy.

            4. CHOICE OF LAW: This Release and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to principles of conflict of laws.

            IN WITNESS WHEREOF, the Company and the Employee, intending to be legally bound, have executed this Release on the day and year first above written.

                                        LIPID SCIENCES, INC.

                                        By: /s/ Barry Michaels
                                           -------------------------------------
                                           Name:  Barry Michaels
                                           Title: Chief Financial Officer


                                        PHILLIP C. RADLICK, Ph.D.

                                            /s/ Phillip C. Radlick
                                        ----------------------------------------

                                    EXHIBIT B

                                RELEASE AGREEMENT

            THIS RELEASE AGREEMENT (the "Release") is made as of this October 15, 2003, by and between Phillip C. Radlick, Ph.D. ("Dr. Radlick"), and Lipid Sciences, Inc. (the "Company"). In consideration of the mutual agreements set forth below, Dr. Radlick and the Company hereby agree as follows:

            1. RELEASE OF CLAIMS AGAINST THE COMPANY: For good and valuable consideration, including the payments and benefits set forth in the Agreement, dated October 15, 2002 (the "Agreement"), of which this Release forms a part, which includes special enhancements to which Dr. Radlick would not otherwise be entitled under current company policies, plans, and guidelines, Dr. Radlick hereby knowingly, voluntarily, and willingly releases, discharges, and covenants not to sue the Company and its direct and indirect parents, subsidiaries, affiliates and related companies, past and present, as well as each of its and their directors, officers, employees, agents of the foregoing, representatives, advisers, including, members of the Scientific Advisory Board and Viral Advisory Board of the Company, attorneys, trustees, insurers, assigns, successors, and agents, past and present (collectively hereinafter referred to as the "Released Parties"), from and with respect to any and all actions, claims, or lawsuits, whether known or unknown, suspected or unsuspected, in law or in equity, which Dr. Radlick, and his heirs, executors, administrators, successors, assigns, dependents, descendants, and attorneys ever had, now have, or hereafter can, shall or may have against the Released Parties

            2. WAIVER. Dr. Radlick acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this Release or his decision to enter into it. Nevertheless, Dr. Radlick hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts and Dr. Radlick hereby expressly waives any and all rights and benefits conferred upon Dr. Radlick by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

            3. CONTINUING OBLIGATIONS: This Release shall not supersede any continuing obligations Dr. Radlick has under the terms of the Agreement, Dr. Radlick Confidential Information and Inventions Agreement dated as of June 1, 2000 between the Company and Dr. Radlick or the Release Agreement dated as of October 15, 2002 between the Company and Dr. Radlick. Both of the parties agree that nothing in this Release shall in any way be construed to affect either party's rights under any applicable indemnification agreement or insurance policy and nothing contained herein shall be interpreted in an applicable manner so as to violate any provision of such agreement or policy.

            4. CHOICE OF LAW: This Release and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to principles of conflict of laws.

            IN WITNESS WHEREOF, the Company and Dr. Radlick, intending to be legally bound, have executed this Release on the day and year first above written.

                                        LIPID SCIENCES, INC.

                                        By: /s/ Barry Michaels
                                           -------------------------------------
                                           Name:  Barry Michaels
                                           Title: Chief Financial Officer


                                        PHILLIP C. RADLICK, Ph.D.

                                            /s/ Phillip C. Radlick
                                        ----------------------------------------


                                      B-2